FORM 15

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R.
                                 12688]

                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                 FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number
                                 1-9760
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

(Exact name of registrant as specified in its charter)
                          Atlantic Energy, Inc.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

(Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)
6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

(Title of each class of securities covered by this Form)
                       Common Stock, No Par Value
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
                     remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)   [ ]     Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)  [ ]  Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)   [ ]  Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]  Rule 15d-6             [X]
Rule 12h-3(b)(1)(i)   [X]

  Approximate number of holders of record as of the certification or notice date:

 . . . . . . . . . . . .None . . . . . . . . . . . . . . . . . .

  Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 29, 1998       BY:/s/ L. M. Walters

                           TITLE: Treasurer